UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                                  Conseco, Inc.
                                (Name of Issuer)

                     Class A Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                    208464883
                                 (CUSIP Number)

                                December 31, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 11 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 208464883                13G                    Page 2 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON (ENTITIES ONLY)
                                          Suttonbrook Capital Management LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               8,576,984
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,576,984
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               8,576,984
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 4.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 208464883               13G                    Page 3 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                       Suttonbrook Capital Portfolio L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               8,576,984
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,576,984
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               8,576,984
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                4.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 208464883               13G                    Page 4 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  John London
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               8,576,984
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,576,984
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               8,576,984
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                4.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 208464883               13G                    Page 5 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Steven M. Weinstein
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               8,576,984
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,576,984
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               8,576,984
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                4.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 208464883               13G                    Page 6 of 11 Pages


Item 1.

     (a)  NAME OF ISSUER:

          Conseco, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          11825 N Pennsylvania Street
          Carmel, IN 46032

Item 2.

     (a)  NAME OF PERSON FILING:

          This Statement is being filed by and on behalf of

          (i) SuttonBrook Capital Portfolio L.P. (the "Master Fund") with respect to the shares of Common Stock directly owned by it;

          (ii) SuttonBrook Capital Management LP (the "Investment Manager"), as investment manager to the Master Fund, with respect to the shares of Common Stock directly owned by the Master Fund;

          (iii) John London ("Mr. London"), as managing member of the general partner of the Investment Manager, with respect to the shares of Common Stock directly owned by the Master Fund; and

          (iv) Steven M. Weinstein ("Mr. Weinstein"), as managing member of the general partner of the Investment Manager, with respect to the shares of Common Stock directly owned by the Master Fund.

          The Investment Manager, the Master Fund, Mr. London and Mr. Weinstein are sometimes hereinafter collectively referred to as the "Reporting Persons." In addition, SuttonBrook Capital Associates LP, a Delaware limited partnership, SuttonBrook Capital Associates LLC, a Delaware limited liability company, SuttonBrook Holdings LLC, a Delaware limited liability company and SuttonBrook Capital Associates Cayman, Ltd., a Cayman Islands exempted company, may be deemed to directly or indirectly control the Master Fund or the Investment Manager and therefore, may be deemed to beneficially own the shares of Common Stock directly owned by the Master Fund.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The address of the principal business office of each of the Reporting Persons is c/o SuttonBrook Capital Management LP, 598 Madison Avenue, 6th Floor, New York, NY 10022.

     (c) CITIZENSHIP:

          The Investment Manager is a Delaware limited partnership. The Master Fund is a Cayman Islands exempted limited partnership. Messrs. London and Weinstein are citizens of the United States.

CUSIP No. 208464883               13G                    Page 7 of 11 Pages


     (d) TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.01 per share (the "Common Stock" or "shares").

     (e) CUSIP NUMBER: 208464883


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                  (15 U.S.C.78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [ ] An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to ss.240. 13d-1(c), check this box [x].


Item 4.  OWNERSHIP:


          The percentages set forth in this Item 4 and in the rest of this
Schedule 13G Amendment No. 2 are calculated based upon the 184,751,551 shares of Common Stock outstanding as of October 29, 2008 as disclosed in Conseco, Inc.'s Form 10-Q filed on November 11, 2008 for the quarterly period ended September 30, 2008.

CUSIP No. 208464883               13G                    Page 8 of 11 Pages


    THE INVESTMENT MANAGER

     (a) AMOUNT BENEFICIALLY OWNED (As of December 31, 2008): 8,576,984

     (b) PERCENT OF CLASS: 4.6%

     (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

         (i)   sole power to vote or to direct the vote: -0-

         (ii)  shared power to vote or to direct the vote: 8,576,984

         (iii) sole power to dispose or to direct the disposition of: -0-

         (iv)  shared power to dispose or to direct the disposition of:
               8,576,984

     THE MASTER FUND

     (a) AMOUNT BENEFICIALLY OWNED (As of December 31, 2008): 8,576,984

     (b) PERCENT OF CLASS: 4.6%

     (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

         (i)   sole power to vote or to direct the vote: -0-

         (ii)  shared power to vote or to direct the vote: 8,576,984

         (iii) sole power to dispose or to direct the disposition of: -0-

         (iv)  shared power to dispose or to direct the disposition of:
               8,576,984

     MR. LONDON

     (a) AMOUNT BENEFICIALLY OWNED (As of December 31, 2008): 8,576,984

     (b) PERCENT OF CLASS: 4.6%

     (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

         (i)   sole power to vote or to direct the vote: -0-

         (ii)  shared power to vote or to direct the vote: 8,576,984

         (iii) sole power to dispose or to direct the disposition of: -0-

         (iv)  shared power to dispose or to direct the disposition of:
               8,576,984

CUSIP No. 208464883               13G                    Page 9 of 11 Pages


     MR. WEINSTEIN

     (a) AMOUNT BENEFICIALLY OWNED (As of December 31, 2008): 8,576,984

     (b) PERCENT OF CLASS: 4.6%

     (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

              (i)   sole power to vote or to direct the vote: -0-

              (ii)  shared power to vote or to direct the vote: 8,576,984

              (iii) sole power to dispose or to direct the disposition of: -0-

              (iv)  shared power to dispose or to direct the disposition of:
                    8,576,984

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         See Item 2.

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

Item 10. CERTIFICATION:

          By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 208464883               13G                    Page 10 of 11 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2009

                                 SuttonBrook Capital Management LP

                                 By:  SuttonBrook Holdings LLC,
                                         its General Partner

                                         By: /s/ Steven M. Weinstein
                                             ----------------------------------
                                             Name:   Steven M. Weinstein
                                             Title:  Managing Member

                                 SuttonBrook Capital Portfolio L.P.

                                 By:  SuttonBrook Capital Partners LP,
                                      its General Partner

                                      By:  SuttonBrook Capital Associates LP,
                                           its General Partner

                                        By:  SuttonBrook Capital Associates LLC,
                                               its General Partner

                                              By: /s/ Steven M. Weinstein
                                                  ------------------------------
                                                  Name:  Steven M. Weinstein
                                                  Title: Managing Member


                                 /s/ John London
                                 --------------------------
                                 John London


                                 /s/ Steven M. Weinstein
                                 --------------------------
                                 Steven M. Weinstein

CUSIP No. 208464883               13G                    Page 11 of 11 Pages


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

          The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated:   February 12, 2009

                                 SuttonBrook Capital Management LP

                                 By:  SuttonBrook Holdings LLC,
                                         its General Partner

                                         By: /s/ Steven M. Weinstein
                                             ----------------------------------
                                             Name:   Steven M. Weinstein
                                             Title:  Managing Member

                                 SuttonBrook Capital Portfolio L.P.

                                 By:  SuttonBrook Capital Partners LP,
                                      its General Partner

                                      By:  SuttonBrook Capital Associates LP,
                                           its General Partner

                                        By:  SuttonBrook Capital Associates LLC,
                                               its General Partner

                                              By: /s/ Steven M. Weinstein
                                                  ------------------------------
                                                  Name:  Steven M. Weinstein
                                                  Title: Managing Member


                                 /s/ John London
                                 --------------------------
                                 John London


                                 /s/ Steven M. Weinstein
                                 --------------------------
                                 Steven M. Weinstein